EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Timberline Announces First Quarter 2013 Financial Results

Coeur d’Alene, Idaho – February 14, 2013 – Timberline Resources Corporation (NYSE MKT: TLR; TSX-V: TBR) (“Timberline” or the “Company”) today announced consolidated financial results for its first fiscal quarter ended December 31, 2012.  A summary of selected financial results is presented in the following table:

($US 000’s, except earnings per share)	Quarter Ended December 31,
	2012	2011
Loss from continuing operations	$(1,201)	$(1,667)
Income from discontinued operations	-	2,121
Consolidated net income (loss)	(1,201)	454
Consolidated net income (loss) per share, basic and diluted	(0.02)	0.01
Mineral exploration expenses	806	1,056
Working capital	2,004	6,404

Timberline reported a consolidated net loss of $1.20 million for the quarter ended December 31, 2012, including exploration expenditures of $0.81 million.  The Company’s exploration expenditures during the quarter were related primarily to the recently completed drill program and ongoing metallurgical, engineering, and environmental studies at the Lookout Mountain Project on the Company’s South Eureka Property in Nevada. As previously reported, the drilling was primarily designed to upgrade the existing resource and collect material for metallurgical test work.  Results are expected to demonstrate excellent continuity of mineralization and metallurgical characteristics for low-cost, heap-leach processing.

Timberline’s President and CEO, Paul Dircksen, said, “We expect to release an updated resource estimate for Lookout Mountain within the next few weeks with much of the previous inferred resource upgraded to the measured and indicated category(1)(2).  Our results at Lookout Mountain have continued to be encouraging and we intend to incorporate the resource estimate into a Preliminary Economic Assessment this spring.  At Butte Highlands, the permitting process continues to advance with the Montana Department of Environmental Quality and we still expect to receive all permits for development and to commence operations this year.”

As previously announced, in November 2011 Timberline closed the sale of its Timberline Drilling, Inc. (“TDI”) subsidiary.  The results of TDI are reported in the Company’s financial statements under discontinued operations.  The Company’s consolidated results include income from discontinued operations of $2.12 million for the quarter ended December 31, 2011.  The income from discontinued operations for the quarter ended December 31, 2011 includes a gain on the sale of TDI of $1.64 million.

About Timberline Resources

Timberline Resources Corporation is exploring advanced-stage gold properties in the western United States. Timberline holds a 50-percent carried interest ownership stake in the Butte Highlands Joint Venture in Montana where gold production is targeted to commence in 2013. Timberline’s exploration is primarily focused on the goldfields of Nevada, where it is advancing its flagship Lookout Mountain Project toward a production decision while exploring a pipeline of quality earlier-stage projects at its

South Eureka Property and elsewhere. Timberline management has a proven track record of discovering economic mineral deposits and developing them into profitable mines.

Timberline is listed on the NYSE MKT where it trades under the symbol "TLR" and on the TSX Venture Exchange where it trades under the symbol "TBR".

(1) Cautionary note to U.S. investors concerning estimates of measured and indicated resources: This press release uses the terms "measured resources", "indicated resources" and "measured & indicated resources." We advise U.S. investors that while these terms are defined in and required by Canadian regulations, these terms are not defined terms under United States Securities and Exchange Commission (“SEC”) Industry Guide 7 and are normally not permitted to be used in reports and registration statements filed with the SEC. The SEC normally only permits issuers to report mineralization that does not constitute SEC Industry Guide 7 compliant "reserves" as in-place tonnage and grade without reference to unit measures.  U.S. investors are cautioned not to assume that any part or all of mineral deposits in these categories will ever be converted into SEC Industry Guide 7 reserves.

(2) Cautionary note to U.S. investors concerning estimates of inferred resources: This press uses the term "inferred resources". We advise U.S. investors that while this term is defined in and required by Canadian regulations, this term is not a defined term under SEC Industry Guide 7 and is normally not permitted to be used in reports and registration statements filed with the SEC. "Inferred resources" have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred resource will ever be upgraded to a higher category. The SEC normally only permits issuers to report mineralization that does not constitute SEC Industry Guide 7 compliant "reserves" as in-place tonnage and grade without reference to unit measures.  U.S. investors are cautioned not to assume that any part or all of an inferred resource exists or is economically or legally minable.

Forward-looking Statements

Statements contained herein that are not based upon current or historical fact are forward-looking in nature and constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements reflect the Company's expectations about its future operating results, performance and opportunities that involve substantial risks and uncertainties.  These statements include but are not limited to statements regarding the intended use of any proceeds from the offering. When used herein, the words "anticipate," "believe," "estimate," “upcoming,” "plan," “target”, "intend" and "expect" and similar expressions, as they relate to Timberline Resources Corporation, its subsidiaries, or its management, are intended to identify such forward-looking statements. These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties, and other factors that could cause the Company's actual results, performance, prospects, and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, risks related to changes in the Company’s business resulting in changes in the use of proceeds, and other such factors, including risk factors discussed in the Company's Annual Report on Form 10-K for the year ended September 30, 2012.  Except as required by law, the Company does not undertake any obligation to release publicly any revisions to any forward-looking statements.

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

Contact Information:

Paul Dircksen, CEO
Phone: 208.664.4859

2 | TIMBERLINE RESOURCES